As filed with the Securities and Exchange Commission on December 8, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE GEO GROUP, INC.

(formerly known as Wackenhut Corrections Corporation)
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	65-0043078 (I.R.S. Employer Identification Number)

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487
(561) 893-0101
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

John J. Bulfin, Esq.

Senior Vice President, General Counsel and Secretary
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
(561) 893-0101
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen K. Roddenberry, Esq.
Akerman Senterfitt
One Southeast Third Avenue
Miami, Florida 33131
(305) 374-5600 (phone)
(305) 374-5095 (fax)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Proposed
	Amount	maximum	Amount of
Title of each class of securities	to be	aggregate offering	Registration
to be registered(1)	registered(1)(2)(3)	price(2)(3)	Fee(4)

Common stock par value $0.01 per share

Preferred stock, par value $0.01 per share

Debt securities

Warrants

Depositary shares

Total	$200,000,000	$200,000,000	$16,180

(1)	An indeterminate principal amount or number of, shares of common stock, shares of preferred stock, debt securities, warrants to purchase shares of common stock, preferred stock and debt securities, and depositary shares (as may be issued in the event that The GEO Group, Inc., or “GEO,” elects to offer fractional interests in preferred stock), and such indeterminate principal amounts or number of shares of common stock, shares of preferred stock or debt securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, warrants, convertible or exchangeable debt securities or preferred stock that provide for exercise or conversion into or purchase of such securities of GEO, with an aggregate offering price not to exceed $200,000,000.
(2)	In United States dollars or the equivalent thereof in any other currency, composite currency or currency unit as shall result in an aggregate initial offering price for all securities of $200,000,000.
(3)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.
(4)	Preferred share purchase rights automatically attach to any shares of GEO common stock that are registered hereunder. See “Description of Capital Stock — Rights Agreement and Series A Junior Participating Preferred Stock” below. These rights will be issued for no additional consideration because the value attributable to the rights, if any, is reflected in the value of the common stock. Accordingly, no additional registration fee is payable.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$200,000,000

THE GEO GROUP, INC.

Common stock
Preferred stock
Debt securities
Warrants
Depositary shares

        We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

      Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

      We may offer and sell the following securities:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock and debt securities; and/or

•	depositary shares.

      Our common stock is traded on the New York Stock Exchange under the symbol “WHC.”

       See “Risk Factors” on page 8 for a discussion of factors you should consider before investing in these securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is                     , 2003.

ABOUT THIS PROSPECTUS
OUR COMPANY
RECENT DEVELOPMENTS
THE SECURITIES WE MAY OFFER
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF DEPOSITARY SHARES
LEGAL OWNERSHIP OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
Item 15. Indemnification of Directors and Officers.
Item 16. Exhibits.
Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-5.1 Opinion of Akerman Senterfitt
EX-12.1 Ratio of Earnings to Fixed Charges
EX-23.1 Consent of Ersnt & Young LLP - WPB
EX-23.2 Consent of Ernst & Young LLP - London

      You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

      When used in this prospectus, the terms “GEO,” “we,” “our” and “us” refer to The GEO Group, Inc. and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings in a total aggregate amount of up to $200.0 million. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading, “Where You Can Find More Information.”

OUR COMPANY

      We are a leading provider of government-outsourced services specializing in the management of correctional, detention and mental health facilities. As of September 29, 2003, we operated a total of 49 correctional, detention and mental health facilities and had over 36,000 beds either under management or for which we had been awarded contracts.

      We are incorporated in Florida. Our principal executive offices are located at 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487. Our telephone number is (561) 893-0101. Our website is www.thegeogroupinc.com. Information on, or accessible through, our website is not a part of this prospectus.

RECENT DEVELOPMENTS

Share Repurchase

      On April 30, 2003, we entered into a share purchase agreement with Group 4 Falck A/S, our former majority shareholder which we refer to as Group 4 Falck, to repurchase all 12,000,000 shares of our common stock held by Group 4 Falck for $132.0 million in cash. Group 4 Falck obtained these shares when it acquired our former parent company, The Wackenhut Corporation, in 2002. We completed the share repurchase on July 9, 2003.

Recent Financings

      In connection with the share repurchase, we completed two financing transactions on July 9, 2003. First, we amended our former senior credit facility. The amended $150.0 million senior credit facility, which we refer to as the amended senior credit facility, consists of a $50.0 million, five-year revolving credit facility, with a $40.0 million sublimit for letters of credit, and a $100.0 million, six-year term loan. Second, we offered and sold $150.0 million aggregate principal amount of 8 1/4% senior notes due 2013, which we refer to as the Notes.

Sale of Our Joint Venture Interest in Premier Custodial Group Limited

      On July 2, 2003, we sold our one-half interest in Premier Custodial Group Limited, our United Kingdom joint venture, which we refer to as PCG, to Serco Investments Limited, our joint venture partner, which we refer to as Serco, for approximately $80.0 million, on a pretax basis. For the twenty-six weeks ended June 29, 2003, PCG accounted for 3,573 of our beds under management and seven of our facilities under management and, for the twenty-six weeks ended June 29, 2003 and the fiscal year ended December 29, 2002, respectively, PCG accounted for $1.7 million and $6.5 million of our equity in earnings of affiliates. In addition, for the fiscal year ended December 29, 2002, we received $1.6 million of dividends from equity affiliates through our interest in PCG. Under the terms of the indenture governing the Notes, we have an obligation to use the proceeds from the sale of our interest in PCG to reinvest in certain permitted businesses or assets, to repay indebtedness outstanding under the amended senior credit facility or to make an offer to repurchase the Notes.

Name Change

      On November 25, 2003, our corporate name was changed from “Wackenhut Corrections Corporation” to “The GEO Group, Inc.” The name change was required under the terms of the share purchase agreement between us and Group 4 Falck referred to above. Under the terms of the share purchase agreement, GEO is required to cease using the name, trademark and service mark “Wackenhut” by July 9, 2004. In addition to achieving compliance with the terms of the share purchase agreement, we believe that the change in our name to “The GEO Group, Inc.” will help reinforce the fact that we are no longer affiliated with the Wackenhut entities.

THE SECURITIES WE MAY OFFER

      We may offer shares of our common stock and preferred stock, various series of debt securities, warrants to purchase any of such securities and/or depositary shares with a total value of up to $200.0 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Any preferred stock that we may offer may be offered either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exchange or sinking fund terms, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

      The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

      THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock

      We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require shareholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock

      We may issue shares of our preferred stock from time to time, in one or more series. Under our articles of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, there are no shares of preferred stock outstanding.

      We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities

      We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

      The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

Warrants

      We may issue warrants for the purchase of common stock, preferred stock, debt securities and/or depositary shares in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock, debt securities and/or depositary shares, and the warrants may be attached to or separate from those securities.

      The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

Depositary Shares

      We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, we will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

      Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. In this prospectus, we have summarized certain general features of the depositary shares. We urge you, however, to read the prospectus supplements related to any depositary shares being sold, as well as the complete deposit agreement and depositary receipt. A form of deposit agreement containing the terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal year ended,					Thirty-nine weeks ended

	January 3,	January 2,	December 31,	December 30,	December 29,	September 29,	September 28,
	1999	2000	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	4.67x	2.77x	1.85x	2.11x	2.36x	2.39x	4.43x

      The ratio of earnings to fixed charges was calculated by dividing income before income taxes and equity in earnings of affiliates plus fixed charges by fixed charges. Fixed charges consist of interest expense (including the interest element of rental expense) and amortization of deferred financing fees.

      For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes. General corporate purposes may include any of the following:

•	repaying debt;

•	funding capital expenditures;

•	paying for possible acquisitions or the expansion of our businesses;

•	investing in or lending money to subsidiaries of GEO; or

•	providing working capital.

      When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RISK FACTORS

You should carefully consider the risk factors set forth below before investing in our securities.

Risks Related to Our High Level of Indebtedness

Our significant level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.

      We have a significant amount of indebtedness. Our total consolidated long-term indebtedness as of November 23, 2003 was $259.5 million, excluding non recourse debt of $42.9 million. In addition, as of November 23, 2003, we had $29.4 million outstanding in letters of credit under the revolving loan portion of our former senior credit facility. As a result, as of that date, we would have had the ability to borrow an additional approximately $10.6 million under the revolving loan portion of our amended senior credit facility, subject to our satisfying the relevant borrowing conditions under those facilities with respect to the incurrence of additional indebtedness.

      Our substantial indebtedness could have important consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to competitors that may be less leveraged; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.

      If we are unable to meet our debt service obligations, we may need to reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all. In addition, our ability to incur additional indebtedness will be restricted by the terms of our amended senior credit facility and the indenture governing our outstanding Notes.

Despite current indebtedness levels, we may still incur more indebtedness. This could further exacerbate the risks described above.

      The terms of the indenture governing the Notes and our amended senior credit facility restrict our ability to incur but do not prohibit us from incurring significant additional indebtedness in the future. In addition, we may refinance all or a portion of our indebtedness, including borrowings under our amended senior credit facility, and incur more indebtedness as a result. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. As of November 23, 2003, we would have had the ability to borrow an additional approximately $10.6 million under the revolving loan portion of our amended senior credit facility.

The covenants in the indenture governing the Notes and our amended senior credit facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.

      The indenture governing the Notes and our amended senior credit facility impose significant operating and financial restrictions on us and certain of our subsidiaries, which we refer to as restricted subsidiaries. These restrictions limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and or distributions on our capital stock or repurchase our capital stock, purchase, redeem or retire our capital stock, prepay subordinated indebtedness and make investments;

•	issue preferred stock of subsidiaries;

•	make certain types of investments;

•	guarantee other indebtedness;

•	create liens on our assets;

•	transfer and sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to make dividends or make other distributions to us;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company or sell all or substantially all of our assets.

      These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our amended senior credit facility requires us to maintain specified financial ratios and satisfy certain financial covenants, including maintaining maximum senior and total leverage ratios, a minimum fixed charge coverage ratio, a minimum net worth and a limit on the amount of our annual capital expenditures. Some of these financial ratios become more restrictive over the life of the amended senior credit facility. We may be required to take action to reduce our indebtedness or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Our failure to comply with any of the covenants under our amended senior credit facility and the indenture governing the Notes could cause an event of default under such documents and result in an acceleration of all of our outstanding indebtedness. If all of our outstanding indebtedness were to be accelerated, we likely would not be able to simultaneously satisfy all of our obligations under such indebtedness, which would materially adversely affect our financial condition and results of operations.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      Our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to us under our amended senior credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or new debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all.

Because portions of our indebtedness have floating interest rates, a general increase in interest rates will adversely affect cash flows.

      Our amended senior credit facility bears interest at a variable rate. To the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will adversely affect our cash flows. We do not currently have any interest rate protection agreements in place to protect against interest rate fluctuations related to the amended senior credit facility. Our estimated total annual interest expense based on borrowings outstanding as of September 29, 2003 is approximately $22.1 million, $5.0 million of which is interest expense attributable to borrowings of $120.0 million currently outstanding under the amended senior credit facility. As a result, for every one percent increase in the interest rate applicable to the amended senior credit facility, our total annual interest expense will increase by $1.2 million.

      In addition, effective September 18, 2003, we entered into interest rate swap agreements in the aggregate notional amount of $50.0 million. The agreements, which have payment and expiration dates that coincide with the payment and expiration terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, we receive a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while we make a variable interest rate payment to the same counterparties equal to the six-month London Interbank Offered Rate plus a fixed margin of 3.45%, also calculated on the notional $50.0 million amount. As a result, for every one percent increase in the interest rate applicable to the swap agreements, our total annual interest expense will increase by $0.5 million.

We depend on distributions from our subsidiaries to make payments on our indebtedness. These distributions may not be made.

      We generate a substantial portion of our revenues from distributions on the equity interests we hold in our subsidiaries. Therefore, our ability to meet our payment obligations on our indebtedness is substantially dependent on the earnings of our subsidiaries and the payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of our other indebtedness in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make any such loans, distributions or other payments to us will depend on their earnings, business results, the terms of their existing and any future indebtedness, tax considerations and legal restrictions. If our subsidiaries do not make such payments to us, our ability to repay our indebtedness will be materially adversely affected. For the fiscal year ended December 29, 2002 and the thirty-nine weeks ended September 28, 2003, our subsidiaries accounted for 26.9% and 27.6% of our consolidated revenues, respectively, and, as of December 29, 2002 and September 28, 2003, our subsidiaries accounted for 21.4% and 21.1% of our consolidated total assets, respectively.

Risks Related to Our Business and Industry

Our results of operations are dependent on revenues generated by our prisons and detention facilities, which are subject to the following risks associated with the corrections and detention industry.

      We are subject to the termination or non-renewal of our government contracts, which could adversely affect our results of operations and liquidity, including our ability to secure new facility management contracts from other government customers. Governmental agencies typically may terminate a facility contract at any time without cause or use the possibility of termination to negotiate a lower fee for per diem rates. They also generally have the right to renew facility contracts at their option. Notwithstanding any contractual renewal option, as of December 1, 2003, 14 of our facility management contracts were scheduled to expire on or before January 5, 2005. These contracts represented 28.8% and 30.4%, respectively, of our consolidated revenues for the thirty-nine weeks ended June 29, 2003 and for the fiscal year ended December 29, 2002. We have been notified that four of these contracts, which represented 13.5% and 14.9%, respectively, of our consolidated revenues for the thirty-nine weeks ended

September 28, 2003 and for the fiscal year ended December 29, 2002, will not be renewed and will therefore terminate on their scheduled expiration dates, all of which occur prior to March 1, 2004. Also, some of our other contracts scheduled to expire before January 5, 2005 or thereafter may not be renewed. In addition, government agencies with whom we contract may determine not to exercise renewal options with respect to any of our contracts in the future. In the event any of our management contracts are terminated or are not renewed on favorable terms or otherwise, we may not be able to obtain additional replacement contracts. The non-renewal or termination of any of our contracts with governmental agencies could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

      In Australia, the Department of Immigration, Multicultural and Indigenous Affairs, which we refer to as DIMIA, recently entered into a contract with a division of Group 4 Falck for the management and operation of Australia’s immigration centers, services which we have provided since 1997 through our Australian subsidiary. We are currently in the process of transitioning the management and operation of the DIMIA centers to the division of Group 4 Falck and expect that the transition will be fully completed by February 29, 2004, when our contract with DIMIA is scheduled to expire. Once the division of Group 4 Falck begins to fully operate the DIMIA centers, we will no longer recognize any further revenue from the DIMIA contract. For the thirty-nine weeks ended September 28, 2003, the contract with DIMIA represented approximately 9.8% of our consolidated revenues. We do not have any lease obligations related to our contract with DIMIA. During the thirteen weeks ended September 29, 2003, we incurred increased costs of approximately $3.0 million related to the transitioning of the DIMIA contract to the division of Group 4 Falck, primarily related to liability insurance expenses. We may incur additional costs related to the transition in the future.

      We will continue to be responsible for certain real property payments even if our underlying facility management contracts terminate, which could adversely affect our profitability. Eleven of our facilities are leased from Correctional Properties Trust, an independent, publicly-traded REIT which we refer to as CPV. These leases have an initial ten-year term with varying renewal periods at our option, and a total average remaining initial term of 5.7 years. The facility management contracts underlying these leases generally have a term ranging from one to five years, however, they are terminable by the governmental entity at will. In the event that a facility management contract is terminated or expires and is not renewed prior to the expiration of the corresponding lease term for the facility, we will continue to be liable to CPV for the related lease payments. Our average annual obligations and aggregate total remaining obligations for lease payments under the eleven CPV leases are approximately $23.5 million and $124.3 million, respectively. Because these lease payments would not be offset by revenue from an active facility management contract, they could represent a material ongoing loss. If we are unable to find a replacement management contract or an alternative use for the facility, the loss could continue until the expiration of the lease term then in effect, which could adversely affect our profitability.

      For example, during 2000, our management contract at the 276-bed Jena Juvenile Justice Center in Jena, Louisiana was discontinued by the mutual agreement of the parties. Despite the discontinuation of the management contract, we remain responsible for payments on our underlying lease of the inactive facility. We incurred an operating charge of $1.1 million during the year ended December 29, 2002 related to our lease of the inactive facility that represented the expected costs to be incurred under the lease until a sublease or alternative use could be initiated. We are continuing our efforts to find a sublease or alternative correctional use for the facility. However, parties that we previously believed might sublease the facility prior to early 2004 have recently either indicated that they do not have an immediate need for the facility or did not enter into a binding commitment for a sublease of the facility. As a result, our management has determined that it is unlikely that we will sublease the facility or find an alternative correctional use for the facility prior to the expiration of the current provision for anticipated loss in early 2004 and we incurred an additional provision for operating loss of approximately $5.0 million during the thirteen weeks ended September 29, 2003. This additional operating charge both covers our anticipated losses under the lease for the facility until a sublease is in place and provides an estimated discount to sublease the facility to prospective sublessees. If we are unable to sublease or find an alternative correctional use for the facility prior to January 2006, an additional operating charge will be required. As of September 28, 2003, the remaining obligation on the Jena lease through the contractual term of 2009, exclusive of the reserve for losses through early 2006, is approximately $7.0 million.

      Also, our contract with the California Department of Corrections for the management of the 224-bed McFarland Community Corrections Center is set to expire on December 31, 2003. Although we are actively seeking a contract extension, there has been no indication that the California Department of Corrections will be willing or able to extend the contract beyond December 31, 2003. As a result, we are currently in the process of phasing out operations at the facility. During the thirty-nine weeks ended September 28, 2003, the contract for the McFarland facility represented less than 1% of our consolidated revenues. Regardless of whether or not we extend the McFarland facility management contract, we will continue to be responsible for payments on our underlying lease of the facility with CPV through 2008, when the lease is scheduled to expire. In the event that we do not extend the McFarland facility management contract, we will actively pursue various alternatives for the facility, including finding an alternative correctional use for the facility or subleasing the facility to agencies of the federal and/or state governments. If we are unable to find an appropriate correctional use for the facility or sublease the facility, we may be required to record an operating charge related to a portion of the future lease costs with CPV in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The remaining lease obligation is approximately $5.0 million through April 28, 2008.

      In addition, we own four properties on which we operate correctional and detention facilities. Our purchase of these properties was financed through borrowings under our former senior credit facility which have now been incorporated into our amended senior credit facility. In the event that an underlying facility management contract for one or more of these properties terminates, we would still be responsible for servicing the indebtedness incurred to purchase those properties.

      Our growth depends on our ability to secure contracts to develop and manage new correctional and detention facilities, the demand for which is outside our control. Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities, because contracts to manage existing public facilities have not to date typically been offered to private operators. Public sector demand for new facilities may decrease and our potential for growth will depend on a number of factors we cannot control, including overall economic conditions, crime rates and sentencing patterns in jurisdictions in which we operate, governmental and public acceptance of the concept of privatization and the number of facilities available for privatization. For example, in the first six months of 2002, the number of prisoners in privately operated facilities decreased by 6.1%. A continuation of this trend could have a material adverse effect on our financial condition or results of operations.

      The demand for our facilities and services could be adversely affected by the relaxation of criminal enforcement efforts, leniency in conviction and sentencing practices, or through the decriminalization of certain activities that are currently proscribed by criminal laws. For instance, any changes with respect to the criminalization of drugs and controlled substances or a loosening of immigration laws could affect the number of persons arrested, convicted, sentenced and incarcerated, thereby potentially reducing demand for correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

      We may not be able to secure financing and desirable locations for new facilities, which could adversely affect our results of operations and future growth. In certain cases, the development and construction of facilities by us is subject to obtaining construction financing. Such financing may be obtained through a variety of means, including without limitation, the sale of tax-exempt or taxable bonds or other obligations or direct governmental appropriations. The sale of tax-exempt or taxable bonds or other obligations may be adversely affected by changes in applicable tax laws or adverse changes in the market for tax-exempt or taxable bonds or other obligations.

      Moreover, certain jurisdictions, including California where we have a significant amount of operations, often require successful bidders to make a significant capital investment in connection with the financing of a particular project, which requires us to have sufficient capital resources to compete effectively for facility management contacts. We may not be able to obtain these capital resources when needed. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Our inability to secure financing and desirable locations for new facilities could adversely affect our results of operations and future growth.

      We depend on a limited number of governmental customers for a significant portion of our revenues. The loss of, or a significant decrease in business from, these customers could seriously harm our financial condition and results of operations. We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. The loss of, or a significant decrease in, business from the Bureau of Prisons, the U.S. Immigration and Naturalization Service now known as the Bureau of Immigration and Customs Enforcement, which we refer to as the INS, or the U.S. Marshals Service or various state agencies could seriously harm our financial condition and results of operations. The three federal governmental agencies with correctional and detention responsibilities, the Bureau of Prisons, the INS and the Marshals Service, accounted for approximately 18.7% of our total consolidated revenues for the thirty-nine weeks ended September 28, 2003, with the Bureau of Prisons accounting for approximately 10.4% of our total consolidated revenues for such period, the Marshals Service accounting for approximately 4.7% of our total consolidated revenues for such period and the INS accounting for approximately 3.6% of our total consolidated revenues for such period. We expect to continue to depend upon these federal agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

      A decrease in occupancy levels could cause a decrease in revenue and profitability. While a substantial portion of our cost structure is generally fixed, a significant portion of our revenues are generated under facility management contracts which provide for per diem payments based upon daily occupancy. We are dependent upon the government agencies with which we have contracts to provide inmates for our managed facilities. As a result, we cannot control occupancy levels at our managed facilities. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenue and profitability. When combined with relatively fixed costs for operating each facility regardless of the occupancy level, a decrease in occupancy levels could have a material adverse effect on our profitability.

      Competition for inmates may adversely affect the profitability of our business. We compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities, and reputation of management and personnel. Barriers to entering the market for the management of correctional and detention facilities may not be sufficient to limit additional competition in our industry. In addition, our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at the facilities which they operate, they may take inmates currently housed in our facilities and transfer them to government-operated facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under most of our contracts, the loss of such inmates and resulting decrease in occupancy would cause a decrease in both our revenues and our profitability.

      We are dependent on government appropriations, which may not be made on a timely basis or at all. Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the contracting governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have a material adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may continue to encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or at all.

      Public resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts, which could have a material adverse effect on our business, financial condition and results of operations. The management and operation of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for correctional and detention facilities to private companies and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward privatization of correctional and detention facilities has encountered resistance from groups, such as labor unions, that believe that correctional and detention facilities should only be operated by governmental agencies. Changes in dominant political parties could also result in significant changes to previously established views of privatization. Increased public resistance to the privatization of correctional and detention facilities in any of the markets in which we operate, as a result of these or other factors, could have a material adverse effect on our business, financial condition and results of operations.

      Adverse publicity may negatively impact our ability to retain existing contracts and obtain new contracts. Our business is subject to public scrutiny. Any negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility may result in publicity adverse to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew existing contracts or to obtain new contracts or could result in the termination of an existing contract or the closure of one of our facilities, which could have a material adverse effect on our business.

      We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped. When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations, including our payment obligations on the Notes. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

      Failure to comply with extensive government regulation and unique contractual requirements could have a material adverse effect on our business, financial condition or results of operations. The industry in which we operate is subject to extensive federal, state and local regulations, including educational, environmental, health care and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations affects all areas of our operations. Facility management contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and are subject to background investigations. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. We may not always successfully comply with these and other regulations to which we are subject, and failure to comply can result in material penalties or the non-renewal or termination of facility management contracts. In addition, changes in existing regulations could require us to substantially modify the manner in which we conduct our business and, therefore, could have a material adverse effect on us.

      In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation of this nature may have such an effect on us.

      Government agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues we have received, to forego anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs, from governmental agencies to manage correctional facilities. Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, government agencies may review our performance under the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

      We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts. Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a privatized correctional or detention facility. Future efforts to find suitable host communities may not be successful. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to political and/or economic development interests and may lead to the selection of sites that have less favorable environments.

      Our business operations expose us to various liabilities for which we may not have adequate insurance. The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these types of claims, except for claims relating to employment matters, for which we carry no insurance. However, the insurance we maintain to cover the various liabilities to which we are exposed may not be adequate. Any losses relating to matters for which we are either uninsured or for which we do not have adequate insurance could have a material adverse effect on our business, financial condition or results of operations.

      Claims for which we are insured that have an occurrence date of October 1, 2002 or earlier are handled by The Wackenhut Corporation, our former parent company which we refer to as TWC, and are fully insured up to an aggregate limit of between $25.0 million and $50.0 million, depending on the nature of the claim. With respect to claims for which we are insured that have an occurrence date of October 2, 2002 or later, our coverage varies depending on the nature of the claim. For claims relating to general liability and automobile liability, we have a deductible of $1.0 million per claim, primary coverage of $5.0 million per claim (up to a limit of $20.0 million for all claims in the aggregate), and excess/umbrella coverage of up to $50.0 million per claim and for all claims in the aggregate. For claims relating to medical malpractice at our correctional facilities, we have a deductible of $1.0 million per claim and primary coverage of $5.0 million per claim (up to a limit of $20.0 million for all claims in the aggregate). For claims relating to medical malpractice at our mental health facilities, we have a deductible of $2.0 million per claim and primary coverage of up to $5.0 million per claim and for all claims in the aggregate. For claims relating to workers’ compensation, we maintain statutory coverage as determined by state and/or local law and, as a result, our coverage varies among the various jurisdictions in which we operate.

      In addition, since the events of September 11, 2001, and due to concerns over corporate governance and recent corporate accounting scandals, liability and other types of insurance have become more difficult and costly to obtain. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

      We are defending a wage and hour lawsuit filed in California state court by ten current and former employees. The employees are seeking certification of a class which would encompass all of our current and former California employees in certain positions. Discovery is underway and the court has yet to hear the plaintiffs’ certification motion. We are unable to estimate the potential loss exposure due to the current procedural posture of the lawsuit. While the plaintiffs in this case have not quantified their claim of damages and the outcome of the matters discussed above cannot be predicted with certainty, based on information known to date, our management believes that the ultimate resolution of these matters, if settled unfavorably to us, could have a material adverse effect on our financial position, operating results and cash flows. We are uninsured for any damages or costs we may incur as a result of this lawsuit, including the expenses of defending the lawsuit. We are vigorously defending our rights in this action.

      We may not be able to obtain or maintain the insurance levels required by our government contracts. Our government contracts require us to obtain and maintain specified insurance levels. The occurrence of any events specific to our company or to our industry, or a general rise in insurance rates, could substantially increase our costs of obtaining or maintaining the levels of insurance required under our government contracts. If we are unable to obtain or maintain the required insurance levels, our ability to win new government contracts, renew government contracts that have expired and retain existing government contracts could be significantly impaired, which could have a material adverse affect on our business, financial condition and results of operations.

      Our international operations expose us to risks which could materially adversely affect our financial condition and results of operations. We face risks associated with our operations outside the U.S. These risks include, among others, political and economic instability, exchange rate fluctuations, taxes, duties and the laws or regulations in those foreign jurisdictions in which we operate. In the event that we experience any difficulties arising from our operations in foreign markets, our business, financial condition and results of operations may be materially adversely affected. For the thirty-nine weeks ended September 28, 2003 and the fiscal year ended December 29, 2002, respectively, our international operations accounted for approximately 21.4% and 20.6% of our consolidated revenues.

We conduct certain of our operations through joint ventures, which may lead to disagreements with our joint venture partners and adversely affect our interest in the joint ventures.

      We conduct substantially all of our operations in South Africa through joint ventures with third parties and may enter into additional joint ventures in the future. Joint venture agreements generally provide that the joint venture partners will equally share voting control on all significant matters to come before the joint venture. Our joint venture partners may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture or the business of the joint venture in general.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.

      We are dependent upon the continued service of each member of our senior management team, including George C. Zoley, our Chairman and Chief Executive Officer, Wayne H. Calabrese, our Vice Chairman and President, and John G. O’Rourke, our Chief Financial Officer. The unexpected loss of any of these individuals could materially adversely affect our business, financial condition or results of operations. We do not maintain key-man life insurance to protect against the loss of any of these individuals.

      In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, we must hire operating management, correctional officers and other personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could have a material effect on our business, financial condition or results of operations.

Our profitability may be materially adversely affected by inflation.

      Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. While a substantial portion of our cost structure is generally fixed, if, due to inflation or other causes, our operating expenses, such as costs relating to personnel, utilities, insurance, medical and food, increase at rates faster than increases, if any, in our facility management fees, then our profitability could be materially adversely affected.

Various risks associated with the ownership of real estate may increase costs, expose us to uninsured losses and adversely affect our financial condition and results of operations.

      Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, also subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, in the event of such types of losses, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses that may exceed the limits of insurance coverage.

Risks related to facility construction and development activities may increase our costs related to such activities.

      When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or be unable to fund any excess construction costs, even though we require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

The rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms could adversely affect our operating results.

      We are often required to post bid or performance bonds issued by a surety company as a condition to bidding on or being awarded a facility management contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. In addition, we may not continue to have access to surety credit or be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our amended senior credit facility, which would entail higher costs even if such borrowing capacity was available when desired, and our ability to bid for or obtain new contracts could be impaired.

We may not be able to successfully transition key services previously provided by our former parent company, which may adversely affect our financial results.

      We have historically been reliant upon TWC for various services including payroll, tax, data processing, internal auditing, treasury, cash management, insurance, information technology and human resource services. During 2002, we transitioned all of these services in-house with the exception of information technology support services, which TWC has agreed to provide through the end of 2003 for an annual fee of $1.75 million. Beginning in 2004, we will handle our information technology support services internally. If we are unable to capably handle any of these services previously handled by TWC, or if we handle them less efficiently or on a more costly basis than what TWC charged us to handle them, our financial results could be adversely affected.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against such firm in any legal action.

      Although we have dismissed Arthur Andersen as our independent public accountants and engaged Ernst & Young, LLP, our consolidated financial statements as of December 31, 2000 and December 30, 2001, and for the fiscal years then ended were audited by Arthur Andersen LLP. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corporation. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial. In light of the jury verdict and the underlying events, on August 31, 2002, Arthur Andersen ceased practicing before the SEC. However, certain of the information included herein is derived in part from our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and December 30, 2001, which were audited by Arthur Andersen.

      Arthur Andersen has not performed any procedures in connection with this prospectus. In addition, Arthur Andersen has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

      Moreover, as a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen on an interim basis so long as a reasonable effort is made to have Arthur Andersen reissue its reports and to obtain a manually signed accountant’s report from Arthur Andersen. Arthur Andersen has informed us that it is no longer able to reissue its audit reports because both the partner and the audit manager who were assigned to our account have left the firm. In addition, Arthur Andersen is unable to perform procedures to assure the continued accuracy of its report on our audited financial statements included in this prospectus. Arthur Andersen will also be unable to perform such procedures or to provide other information or documents that would customarily be received by us in connection with financings or other transactions, including consents and “comfort” letters. As a result, we may encounter delays, additional expense and other difficulties in future financings. Any resulting delay in accessing or inability to access the public capital markets could have a material adverse effect on our business, financial condition or results of operations.

      In addition, Statement of Financial Accounting Standards No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144) addresses financial accounting and reporting for the impairment or disposal of long-lived assets and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. SFAS 144 broadens the scope of defining discontinued operations. Under the provisions of SFAS 144, the identification and classification of a facility as held for sale or the termination of any of our material facility management contracts, by expiration or otherwise, would result in the classification of the operating results of such facility as a discontinued operation, so long as the financial results can be clearly identified, and so long as we do not have any significant continuing involvement in the operations of the component after the disposal or termination transaction. In the event that we have a discontinued operation in the future that requires us to present discontinued operations for fiscal years audited by Arthur Andersen, we would be required to have such fiscal years audited by another accounting firm as Arthur Andersen is unable to reissue their audit opinion for those fiscal years. As a result, we may encounter delays, additional expense and other difficulties in filing registration statements for future financings. Any resulting delay in accessing or inability to access public markets could have a material adverse effect on our business, financial condition or results of operations. In addition, any such required reaudit may result in changes to our financial statements for such fiscal years.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may, “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

•	our ability to timely build and/or open facilities as planned, profitably manage such facilities and successfully integrate such facilities into our operations without substantial additional costs;

•	the instability of foreign exchange rates, exposing us to currency risks in Australia, New Zealand and South Africa, or other countries in which we may choose to conduct our business;

•	an increase in labor rates beyond that which was budgeted;

•	our ability to expand our correctional and mental health services;

•	our ability to win management contracts for which we have submitted proposals and to retain existing management contracts;

•	our ability to raise new project development capital given the often short-term nature of the customers’ commitment to use newly developed facilities;

•	our ability to find a customer for our Jena, Louisiana Facility and/or to sub-lease or coordinate the sale of the facility with its owner, Correctional Properties Trust, which we refer to as CPV;

•	our ability to accurately project the size and growth of the domestic and international privatized corrections industry;

•	our ability to estimate the government’s level of utilization of privatization;

•	our ability to obtain future financing at competitive rates;

•	our exposure to general liability and workers’ compensation insurance costs;

•	our ability to maintain occupancy rates at our facilities;

•	our ability to manage health related insurance costs and medical malpractice liability claims;

•	the ability of our government customers to secure budgetary appropriations to fund their payment obligations to us;

•	our ability to effectively internalize functions and services previously provided by The Wackenhut Corporation, our former parent company; and

•	those factors disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

      We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements included in this prospectus.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock is summarized from, and qualified in its entirety by reference to, GEO’s articles of incorporation, as amended, which have been publicly filed with the SEC. See “Where You Can Find More Information.”

      Our authorized capital stock consists of:

•	30,000,000 shares of common stock, par value $0.01 per share; and

•	10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Junior Participating Preferred Stock.

      The only equity securities currently outstanding are shares of common stock. As of December 5, 2003, there were 9,328,522 shares of common stock issued and outstanding.

Common Stock

      Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our shareholders. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is listed on the on the New York Stock Exchange under the symbol “WHC.”

Preferred Stock

      Pursuant to our articles of incorporation, our board of directors may, by resolution and without further action or vote by our shareholders, provide for the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.

      The issuance of preferred stock may have the effect of delaying or preventing a change in our control without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Rights Agreement and Series A Junior Participating Preferred Stock

      Each share of our common stock carries with it one preferred share purchase right. If the rights become exercisable, each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at a fixed price, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The rights trade automatically with shares of our common stock, and may only be exercised in connection with certain attempts to take over our company. The rights are designed to protect the interests of our company and our shareholders against coercive takeover tactics and encourage potential acquirors to negotiate with our board of directors before attempting a takeover. The rights may, but are not intended to, deter takeover proposals that may be in the interests of our shareholders. The description and terms of the rights are set forth in a rights agreement, dated as of October 9, 2003, as the same may be amended from time to time, between us and EquiServe Trust Company, N.A., as rights agent.

Dividends

      Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We have not paid cash dividends to date and do not expect to pay any cash dividends in the foreseeable future.

Anti-Takeover Protections

Certain Provisions of Florida Law

      We are subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not elected to opt out of those provisions. Our common stock is subject to the “affiliated transactions” and “control-share acquisitions” provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an “affiliated transaction” be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an “interested shareholder” and that voting rights be conferred on “control shares” acquired in specified control share acquisitions only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as “interested shares.” Subject to several exceptions, these provisions have the effect of deterring certain transactions between us and our shareholders and certain acquisitions of specified percentages of our common stock, that in each case have not been approved by disinterested shareholders.

Preferred Stock

      Our board of directors is authorized, without further shareholder action, to divide any or all shares of the authorized preferred stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of the common stock, including the loss of voting control to others. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in our control without shareholder approval.

Rights Agreement

      The rights issued under the rights agreement described above have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire control of our company without conditioning the offer on the redemption of the rights. The rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that the rights may not be redeemed. The rights are designed to provide additional protection against abusive takeover tactics such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term shareholder value), partial tender offers and selective open-market purchases. The rights are intended to assure that our board of directors has the ability to protect shareholders and GEO if efforts are made to gain control of GEO in a manner that is not in the best interests of GEO and its shareholders.

Transfer Agent

      The transfer agent and registrar for our common stock is Mellon Investor Services.

DESCRIPTION OF DEBT SECURITIES

      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

      We may offer under this prospectus up to $200.0 million in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $200.0 million. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “— Subordination” below.

      The debt securities will be issued under one or more indentures between us and a trustee. The summary below is a general description of the debt securities based on the provisions that we anticipate may be included in any indenture. The actual terms of the debt securities or any indenture governing such debt securities may differ materially from the description set forth below. The statements made in this prospectus relating to any indenture and the debt securities to be issued under any indenture are summaries of certain anticipated provisions of the indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and the debt securities. We encourage you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the applicable indenture, before investing in our debt securities.

General

      The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

      We can issue an unlimited amount of debt securities under an indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or be advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

      We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Covenants

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger or Sale

      We will set forth in the applicable prospectus supplement a description of any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.

Events of Default

      The following may be events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 30 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

•	if specified events of bankruptcy, insolvency or reorganization occur; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) will necessarily constitute an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under any indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

      The indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

      If any securities are outstanding under the indenture, the indenture will likely require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture may provide that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

      We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. Generally, we will not be able to make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

      Defeasance of Certain Covenants. The indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with certain covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Subordination

      The debt securities may be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement and the applicable indenture. In addition, any indenture governing debt securities that we issue may not limit the amount of additional indebtedness that we may incur, including indebtedness that may rank senior to the debt securities. As a result, we may be able to incur substantial additional amounts of indebtedness in the future and such indebtedness may be senior in right of payment to the debt securities.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF WARRANTS

      This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

      We may issue warrants to purchase equity securities or debt securities, including common stock or preferred stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Equity Warrants

      We may issue warrants for the purchase of our equity securities, such as our common stock or preferred stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

      The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of the equity warrant certificate representing the equity warranty, will be filed with the SEC in connection with the offering of the equity warrants.

      The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants; and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

      Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

      We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

      The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of the debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

      The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

DESCRIPTION OF DEPOSITARY SHARES

      This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

      We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

      The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all of the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

      Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date; provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

      If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

      Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

      If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

      Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

      After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion of the depositary shares.

Voting the Preferred Stock

      When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

      We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

      We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days before termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

      The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated articles of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

      We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

      At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

LEGAL OWNERSHIP OF SECURITIES

      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

      Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

      As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

      We may terminate global securities or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

      For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

      Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders, but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

      If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

      A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

      Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all global securities issued under this prospectus.

      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

      If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

      If securities are issued only as global securities, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

      In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders.

      We have described the rights of holders and street name investors above. A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and the default has not been cured or waived.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

      We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

      We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

      We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

      The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

      Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

      Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

      We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

      If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

      Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

      Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

      Akerman Senterfitt, Miami, Florida, will pass on our behalf upon certain legal matters relating to the issuance and sale of the securities.

EXPERTS

      The consolidated financial statements of The GEO Group, Inc. (formerly Wackenhut Corrections Corporation) for the fiscal year ended December 29, 2002 appearing in the Company’s Annual Report (Form 10-K/A-2), have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of The GEO Group, Inc. (formerly Wackenhut Corrections Corporation) for the fiscal years ended December 30, 2001 and December 31, 2000 appearing in the Company’s Annual Report (Form 10-K/A-2), have been included in reliance on the reports of Arthur Andersen LLP, independent public accountants, given on the authority of that firm as experts in giving said reports. See “Risk Factors — Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against such firm in any legal action.”

      The consolidated financial statements of Premier Custodial Group Limited as of and for the fiscal years ended December 31, 2002, 2001 and 2000, appearing in the Company’s Annual Report (Form 10-K) for the fiscal year ended December 29, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the SEC’s Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You can also find our SEC filings at the SEC’s website at www.sec.gov. In addition, reports, proxy statements and other information concerning us can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, where our common stock is listed.

Incorporation by Reference

      We are incorporating by reference into this prospectus some information filed by us with the SEC. We are disclosing important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus. We incorporate by reference the following documents listed below that we have filed with the SEC:

•	our annual report on Form 10-K for the year ended December 29, 2002, filed on March 20, 2003;

•	our annual report on Form 10-K/A for the year ended December 29, 2002, filed on June 30, 2003;

•	our annual report on Form 10-K /A-2 for the year ended December 29, 2002, filed on November 10, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 30, 2003, filed on May 14, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 29, 2003, filed on August 13, 2003;

•	our quarterly report on Form 10-Q/A for the quarter ended June 29, 2003, filed on November 10, 2003;

•	our quarterly report on Form 10-Q for the quarter ended September 28, 2003, filed on November 12, 2003;

•	our current report on Form 8-K, filed on May 8, 2003;

•	our current report on Form 8-K, filed on July 29, 2003;

•	our current report on Form 8-K, filed on August 13, 2003;

•	our current report on Form 8-K, filed on October 27, 2003;

•	our current report on Form 8-K, filed on October 30, 2003;

•	our current report on Form 8-K, filed on November 7, 2003;

•	our current report on Form 8-K/A, filed on November 18, 2003;

•	our registration statement on Form 8-A, filed on June 27, 1994;

•	our registration statement on Form 8-A/A, filed on October 30, 2003; and

•	our registration statement on Form 8-A, filed on October 30, 2003.

      All documents filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of all of the securities being registered under this document (other than current reports deemed furnished and not filed) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will furnish without charge to you, on written or oral request, a copy of any and all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to the following address or telephone number:

Manager, Corporate Communications

The GEO Group, Inc.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
(561) 893-0101

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the offering of the securities being registered. All amounts are estimated, except the SEC registration fee.

SEC registration fee	$12,135
Accounting fees	$150,000
Legal fees	$150,000
Printing expenses	$65,000
Miscellaneous	$102,865

Total	$480,000

All of the above except the Securities and Exchange Commission registration fee are estimated.

Item 15.     Indemnification of Directors and Officers.

      Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act, referred to as the FBCA, provides that a Florida corporation, such as GEO, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

      Notwithstanding the foregoing, Section 607.0850(7) of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

      Bylaws. GEO’s bylaws provide that GEO shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact he is or was a director, officer, employee, or agent, or is or was serving at the request of GEO as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding (except in such cases involving gross negligence or willful misconduct), in the performance of their duties to the full extent permitted by applicable law. Such indemnification may, in the discretion of GEO’s board of directors, include advances of his expenses in advance of final disposition subject to the provisions of applicable law. GEO’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director, officer, employee, agent or controlling shareholder of GEO may be entitled as a matter of law.

Item 16.     Exhibits.

      See the exhibit index attached to this registration statement and incorporated herein by reference.

Item 17.     Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustees to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b) (2) of the Securities Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 8th day of December, 2003.

THE GEO GROUP, INC.

By: /s/ JOHN G. O’ROURKE John G. O’Rourke Senior Vice President — Finance and Chief Financial Officer

      KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below herby constitutes and appoints John G. O’Rourke, Senior Vice President -Finance and Chief Financial Officer, and John J. Bulfin, Senior Vice President and General Counsel, and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement (and any and all amendments thereof) related to this registration statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GEORGE C. ZOLEY George C. Zoley	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 8, 2003

/s/ JOHN G. O’ROURKE John G. O’Rourke	Senior Vice President — Finance and Chief Financial Officer (principal financial officer)	December 8, 2003

/s/ BRIAN R. EVANS Brian R. Evans	Vice President — Accounting and Chief Accounting Officer (principal accounting officer)	December 8, 2003

/s/ WAYNE H. CALABRESE Wayne H. Calabrese	Vice Chairman of the Board, President and Director	December 8, 2003

/s/ NORMAN A. CARLSON Norman A. Carlson	Director	December 8, 2003

/s/ BENJAMIN R. CIVILETTI Benjamin R. Civiletti	Director	December 8, 2003

Signature	Title	Date

/s/ ANNE N. FOREMAN Anne N. Foreman	Director	December 8, 2003

/s/ G. FRED DIBONA, JR. G. Fred DiBona, Jr.	Director	December 8, 2003

/s/ RICHARD H. GLANTON Richard H. Glanton	Director	December 8, 2003

EXHIBIT INDEX

Exhibit
Number		Description

1.1	—	Underwriting Agreement.(1)

4.1	—	Indenture, dated July 9, 2003, by and between Wackenhut Corrections Corporation and The Bank of New York, as Trustee, relating to 8 1/4% Senior Notes due 2013.(2)

4.2	—	Registration Rights Agreement, dated July 9, 2003, by and among Wackenhut Corrections Corporation and BNP Paribas Securities Corp., Lehman Brothers Inc., First Analysis Securities Corporation, SouthTrust Securities, Inc. and Comerica Securities, Inc.(2)

4.3	—	Rights Agreement, dated as of October 9, 2003, between Wackenhut Corrections Corporation and EquiServe Trust Company, N.A., as the Rights Agent.(3)

4.4	—	Specimen Common Stock Certificate.(1)

4.5	—	Specimen Preferred Stock Certificate and Form of Designations of Preferred Stock.(1)

4.6	—	Form of Indenture.(1)

4.7	—	Form of Note.(1)

4.8	—	Form of Common Stock Warrant Agreement and Warrant Certificate.(1)

4.9	—	Form of Preferred Stock Warrant Agreement and Warrant Certificate.(1)

4.10	—	Form of Debt Securities Warrant Agreement and Warrant Certificate.(1)

4.11	—	Form of Depositary Share Warrant Agreement and Warrant Certificate.(1)

4.12	—	Form of Deposit Agreement and Depositary Receipt.(1)

5.1	—	Form of Opinion of Akerman Senterfitt.*

12.1	—	Statement of Computation of Ratio of Earnings to Fixed Charges.*

23.1	—	Consent of Ernst & Young LLP, independent certified public accountants.*

23.2	—	Consent of Ernst & Young LLP, independent auditors.*

23.3	—	Consent of Akerman Senterfitt (included in Exhibit 5.1).*

24.1	—	Power of Attorney. Reference is made to the signature page.

25.1	—	Statement of Eligibility of Trustee.(1)

*	Filed herewith.
(1)	To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
(2)	Incorporated herein by reference to exhibit of the same number filed with the Registrant’s report on Form 8-K, dated July 29, 2003.
(3)	Incorporated herein by reference to exhibit of the same number filed with the Registrant’s report on Form 8-K, dated October 30, 2003.